EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FISHER COMMUNICATIONS ANNOUNCES CONTINUED REVENUE IMPROVEMENT WITH THIRD QUARTER 2007 RESULTS
SEATTLE—(MARKETWIRE)—November 1, 2007—Fisher Communications, Inc. (NASDAQ: FSCI) today announced its financial results for the three-month and nine-month periods ended September 30, 2007.
Revenues for the third quarter of 2007 were $40.8 million, reflecting an increase of $2.1 million or five percent over the third quarter of 2006. For the nine months of 2007, total revenue increased $6.4 million, or six percent, compared to the same period of 2006.
Television revenue increased $1.1 million, or four percent, in the third quarter of 2007, over the third quarter of 2006. Radio revenue increased $679,000, or six percent, in the same quarter-over-quarter period. On a year-to-date basis, television and radio revenue increased five percent and three percent, respectively, compared to the same period of 2006.
Fisher Plaza revenue increased 19 percent in the third quarter and 28 percent in the first nine months of 2007, primarily as a result of increased average occupancy, rental rates and services fees compared to the same periods of 2006. Fisher Plaza occupancy was 96 percent as of September 30, 2007.
“The third quarter of 2007 continued our trend of revenue growth,” said Colleen B. Brown, president and chief executive officer of Fisher Communications. “The revenue increase was driven by Fisher’s expanding efforts in Spanish-language television, increased broadcast advertising, increased rental income from Fisher Plaza, and an improved news performance. During the final quarter of the year, we will grow our Univision affiliated stations’ revenue and expand our Internet presence.”
Third Quarter 2007 Highlights and Recent Developments
•	On July 17, 2007, the Company announced its acquisition of Pegasus News, a Dallas-based online local news company. A pioneer of hyper-local media, Pegasus News specializes in providing personalized local news, information, and advertising. Fisher plans to take Pegasus’ news, information and advertising model to additional U.S. markets in the coming year.

•	On August 6, 2007, the Company announced its agreement to purchase KBAK-TV (CBS affiliate) and KBFX-CA (Fox affiliate), a unique media duopoly in Bakersfield, California from Westwind Communications, LLC, for approximately $55 million.

•	On August 27, 2007, the Company announced that Nancy J. Bruner will lead the Company’s interactive businesses, as vice president of Fisher Interactive Networks. Ms. Bruner is a seasoned media executive with expertise in Internet business development, strategic market development, product development, and media management.

•	On September 27, 2007, the Company announced that Jim Clayton has been named vice president general manager of Fisher Seattle. Clayton added Fisher’s Seattle radio stations KOMO 1000 News, STAR 101.5 and 570 KVI to his current responsibilities as vice president and general manager of KOMO 4 and KUNS-TV. Clayton will also be responsible for the joint sales agreements with KING FM and KKOL in Seattle.

Net Income from Continuing and Discontinued Operations
Net loss for the third quarter of 2007 was $533,000, compared to a net loss of $671,000 in the third quarter of 2006. In both years, third quarter net loss was comprised of continuing and discontinued operations. Third quarter 2007 loss from continuing operations was $601,000, compared to $784,000 for third quarter 2006, which included tax expense adjustments of $448,000 and $388,000, respectively, as a result of IRS audits of prior year federal tax returns. Discontinued operations reflect the after-tax operating results attributable to the Company’s small-market radio stations sold or held for sale. In the second quarter of 2007, the Company sold one of the remaining six radio stations held for sale for $3.0 million. Income from discontinued operations includes a gain on the sale of $1.5 million (net of tax) for the nine months ending September 30, 2007.
Loss from continuing operations for the nine months ending September 30, 2007, was $1.2 million, compared to $779,000 for the same period of 2006. Including income from discontinued operations, consolidated net income was $478,000, compared to a net loss of $104,000 in the same period of 2006.

CONTACT:	S. Mae Fujita Numata Senior Vice President, Chief Financial Officer and Corporate Secretary Fisher Communications, Inc. (206) 404-6776
About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and manages twelve full power and seven low-power television stations and eight radio stations in the Pacific Northwest. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
Forward-looking statement
This release may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Fisher Communications’ most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Fisher Communications undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended		Three months ended
	September 30		September 30
(in thousands, except per-share amounts) Unaudited	2007	2006	2007	2006

Revenue	$116,340	$109,983	$40,798	$38,712
Costs and expenses
Direct operating costs	41,920	38,993	13,870	13,595
Selling, general and administrative expenses	43,285	40,139	15,052	13,689
Amortization of program rights	16,804	16,418	7,370	7,082
Depreciation and amortization	8,668	7,515	2,811	2,488

	110,677	103,065	39,103	36,854

Income from operations	5,663	6,918	1,695	1,858
Other income, net	3,683	2,814	1,387	1,047
Interest expense	(10,222)	(10,396)	(3,318)	(3,574)

Loss from continuing operations before income taxes	(876)	(664)	(236)	(669)
Provision for federal and state income taxes	294	115	365	115

Loss from continuing operations	(1,170)	(779)	(601)	(784)
Income from discontinued operations, net of income taxes	1,648	675	68	113

Net income (loss)	$478	$(104)	$(533)	$(671)

Income (loss) per share:
From continuing operations	$(0.14)	$(0.09)	$(0.07)	$(0.09)
From discontinued operations	0.19	0.08	0.01	0.01

Basic and diluted net income (loss) per share	$0.05	$(0.01)	$(0.06)	$(0.08)

Shares used in computation of basic and diluted net income (loss) per share	8,722	8,711	8,724	8,716
FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
(in thousands) Unaudited	2007	2006

Assets
Current assets	$51,455	$57,058
Marketable securities, at market value	184,394	188,307
Other assets	110,601	104,005
Property, plant and equipment, net	146,499	148,207

Total assets	$492,949	$497,577

Liabilities and stockholders’ equity
Current liabilities	$22,905	$26,044
Long-term debt	150,000	150,000
Deferred income taxes	53,651	54,414
Other liabilities	28,346	27,554

Total liabilities	254,902	258,012

Stockholders’ equity, other than accumulated other comprehensive income	121,097	120,071
Accumulated other comprehensive income, net of income taxes	116,950	119,494

Total stockholders’ equity	238,047	239,565

Total liabilities and stockholders’ equity	$492,949	$497,577